Exhibit 5.1

[Lewis and Rocca LLP Letterhead]

December 28, 2010

First Busey Corporation

100 W. University Avenue

Champaign, Illinois 61820

Re:                               Registration Statement on Form S-3 of First Busey Corporation

Ladies and Gentlemen:

We have acted as special Nevada counsel to First Busey Corporation, a Nevada corporation (the “Company”), in connection with the offer and sale of up to 12,718,635 shares of the Company’s common stock, par value $0.001 per share (the “Common Shares”), up to 318.6225 shares of the Company’s Series B Convertible Cumulative Preferred Stock, liquidation amount $100,000.00 per share (the “Series B Preferred Shares”), up to 7,497,000 shares of the Company’s common stock, par value $0.001 per share, underlying the Series B Preferred Shares and any additional Common Shares or Series B Preferred Shares that become issuable in accordance with the terms of the Series B Preferred Shares (such shares, collectively, the “Underlying Shares”), pursuant to the registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on May 28, 2010 (File No. 333-167214) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), including a base prospectus dated June 11, 2010 (the “Base Prospectus”), and a prospectus supplement dated December 28, 2010 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).  The Common Shares are to be sold pursuant to those certain Stock Purchase Agreements, dated December 28, 2010, by and between the Company and each investor identified on the signature pages thereto, relating to the sale of the Common Shares by the Company to such purchasers (the “Common Stock Purchase Agreements”). The Series B Preferred Shares are to be sold pursuant to those certain Stock Purchase Agreements, dated December 28, 2010, by and between the Company and each investor identified on the signature pages thereto, relating to the sale of the Series B Preferred Shares by the Company to such purchasers (the “Series B Preferred Stock Purchase Agreements” and together with the Common Stock Purchase Agreements, the “Stock Purchase Agreements”).

In connection with our opinion, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus, the Company’s amended and restated certificate of incorporation and bylaws (including the Certificate of Designation relating to the Series B Preferred Shares), the Stock Purchase Agreements and resolutions of the Company’s Board of Directors and committees thereof.  We have assumed without investigation the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity, accuracy and completeness of the originals of such copies.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

•                  the Common Shares, upon issuance and delivery against payment of legal consideration therefor in accordance with the terms of the respective Common Stock Purchase Agreements and in the manner contemplated by the Registration Statement and the Prospectus, will be duly authorized, validly issued, fully paid and nonassessable;

•                  the Series B Preferred Shares, upon issuance and delivery against payment of legal consideration therefore in accordance with the terms of the respective Series B Preferred Stock Purchase Agreements and in the manner contemplated by the Registration Statement and the Prospectus, will be duly authorized, validly issued, fully paid and nonassessable; and

•                  the Underlying Shares, upon issuance and delivery in connection with the conversion of the Series B Preferred Shares (or otherwise in accordance with the terms of the Series B Preferred Shares) and in the manner contemplated by the Registration Statement and the Prospectus, will be duly authorized, validly issued, fully paid and nonassessable.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and Nevada General Company Law.  We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We express no opinion with respect to any specific legal issues other than those explicitly addressed herein.  We assume no obligation to advise you of any change in the foregoing subsequent to the date of this opinion (even though the change may affect any legal conclusion stated in this opinion letter).

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed on December 29, 2010 and the Registration Statement, and to the reference to our name under the heading “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.  The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

LEWIS AND ROCA LLP

/s/ Von S. Heinz